Filed pursuant to
                                                                  Rule 424(b)(5)
                                                      Registration No. 333-32065

                                    CITICORP
                               U.S. $2,000,000,000
                       Medium-Term Senior Notes, Series F
                               U.S. $1,000,000,000
                    Medium-Term Subordinated Notes, Series F
                Due From 9 Months to 60 Years From Date of Issue

         Supplement, dated December 3, 1997 (to Pricing Supplement, dated November 5, 1997 (the "Pricing Supplement") to Prospectus Supplement, dated October 27, 1997 (the "Prospectus Supplement"); to Prospectus, dated October 27, 1997 (the "Base Prospectus" and collectively with the Pricing Supplement and the Prospectus Supplement, the "Prospectus"))

                              Description of Notes

         The terms of the LIBOR Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Senior Notes, Series F set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:              LIBOR Senior Floating Rate Notes Due November 12,
                             2002 (the "LIBOR Notes").
Aggregate
  Principal Amount:          $5,000,000.00.

Issue Date:                  November 10, 1997.

Stated Maturity Date:        November 12, 2002.

Interest Rate Index:         One Month LIBOR.

Spread:                      Plus 15.0 basis points.

Initial Interest Rate:       One Month LIBOR plus 0.150%, as determined on the
                             second Market Day preceding the Issue Date.

Interest Rate:               For each Interest Rate Reset Period, One Month
                             LIBOR plus 0.150%, as determined on the related
                             LIBOR Determination Date, or in the case of the Initial Interest Rate,the second Market Day preceding the Issue Date.


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Interest Commencement Date:  November 10, 1997.

Interest Payment Dates:      Monthly, on the 10th of each month, commencing
                             December 10, 1997, and at Stated Maturity.

Interest Period:             Monthly.

Interest Reset Dates:        The 10th of each month.

LIBOR Interest
  Determination Dates:       Pertaining to an Interest Reset Date, the second
                             Market Day preceding such related Interest Reset
                             Date.

Index Maturity:              One Month.

LIBOR Screen Reference:      Telerate Screen Page 3750.

Calculation Dates:           The related LIBOR Interest Determination Date.

Redemption:                  The LIBOR Notes are not subject to redemption prior
                             to the Maturity Date.

Sinking Fund:                The LIBOR Notes are not subject to any sinking
                             fund.

Regular Record Date:         The date that is 15 calendar days prior to the
                             related Interest Payment Date.

Calculation Agent:           Citibank, N.A.

Purchaser:                   Lehman Brothers, Inc.

Discount:                    .044%.

Price to Public:             100.00%.

CUSIP Number:                17303 LSV 4.



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